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                                                                   EXHIBIT 10.23



                                                  July 17, 1996

Robert C. Irvine
5105 Mustang Trail
Plano, TX 75093

         Re:  Separation Agreement

Dear Bob:

         The purpose of this letter (this "Agreement") is to document our agreement regarding your separation from employment with F.Y.I. Incorporated (the "Company"). Both the Company and you desire that your separation be on a friendly basis and want to avoid any disputes and controversies concerning your employment with the Company and separation therefrom. Consequently, we have agreed as follows:

         1. Your employment with the Company ends effective July 22, 1996 (the "Separation Date"). You hereby confirm your resignation as Executive Vice President and Chief Financial Officer effective July 22, 1996. The Employment Agreement effective January 26, 1996 between you and the Company is incorporated in and is a part of this Agreement. Your post-termination obligations continue under the Employment Agreement, including but not limited to paragraphs 3, 6, 7, 8, 9, 10 and 16, unless we expressly provide to the contrary in this Agreement.

         2. The Company will pay you the gross amount of $195,000 in cash, less appropriate payroll withholding, as separation pay. This payment will be made in three payments . The first payment of $120,000 will be paid on August 19, 1996, the second payment of $50,000 will be paid on January 30, 1997 and the third payment of $25,000 will be made on August 19, 1997 (the "Final Payment Date"). In addition, on July 22, 1996 you will receive: (i) $5,769, less appropriate payroll withholding for your accrued vacation; and (ii) an option grant certificate to purchase 30,000 shares of the Company's Common Stock (the "Option") at $13.00 per share which expire three months from the Separation Date and may not be exercised until August 19, 1996.

         3. The Company agrees that, except as provided above, Employee shall be permitted to exercise the Options following August 19, 1996 and prior to the expiration of the Options, subject to the following:

                 (a) The Company (i) is unaware of any legal requirement that would prohibit the exercise of the Options, (ii) will use its best efforts to ensure that, at all
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Robert C. Irvine
July 17, 1996
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                          times that the Options are exercisable, they lawfully
                          can be exercised by you, and (iii) will take no action to interfere with or prevent the exercise of the Options or the issuance and delivery of shares ("Option Shares"), upon such exercise or any lawful disposition of the Option Shares by you, provided that you have complied with applicable obligations as described in (b) below.

                 (b) You shall file all forms or other documents required to be filed under federal securities laws in connection with or to report the exercise of the Options and any disposition of the shares acquired upon such exercise, including Forms 4 or 5 required to be filed under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act").

                 (c) The Company represents to you that (i), upon the effectiveness of your resignation as Executive Vice President and Chief Financial Officer, you will no longer be an "officer" of the Company for purposes of
                          Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), although your transactions after termination will potentially remain subject to reporting under Section 16(a) and Rule 16a-2 thereunder for up to six months after your last reportable transaction prior to your resignation; and
                          (ii) the exercise of the Options at a time that the exercise price is less than the market price of the Company's Common Stock will be exempt under Rule 16b-6(b) and therefore will not give rise to Section 16(b) liability and the sale of the Option Shares though not exempt, will not give rise to Section 16(b) liability if you have had no open-market or other non-exempt purchase of the Company's Common Stock at a time less than six months before such sale and prior to such resignation. The Company is not, however, legally permitted to waive any liability you may have under Section 16(b) of the 1934 Act.

         4. You will have the option to elect up to eighteen (18) months of your current Company health insurance coverage at your expense, as provided by law.

         5. You agree to surrender immediately to the Company all information, papers, documents, writings, computer diskettes, and all other Company property (including credit cards, telephone card, access card, office key, laptop computer, portable printer, etc.) in your possession or control, and all copies thereof. All such information, papers, documents, writings, and property and all copies shall at all times remain the property of the Company.
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Robert C. Irvine
July 17, 1996
Page 3





         6. Except as specifically provided in this Agreement, you understand and agree that you are not entitled to any further salary, vacation pay, sick pay, bonus, severance pay, compensation of any kind, retirement, health insurance, long-term disability, AD&D, life insurance, or any other perquisites or benefits of any kind. All warrants previously issued to you are cancelled. All such compensation and benefits shall cease as of the Separation Date except as expressly agreed in this letter.

         7. You acknowledge and agree that the above-referenced separation pay under Section 2 is not otherwise due you and is consideration sufficient for your promises and agreements in this Agreement.

         8. You voluntarily and knowingly waive, release, and discharge the Company, its parents, subsidiaries, licensors, licensees and sublicensees, predecessors, successors, affiliates, employees, officers, directors, contractors, subcontractors, vendors, franchisees, franchise operations, stockholders, partners, assigns, employee retirement, health and welfare benefit plans and the fiduciaries thereof, and agents from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which you may have or claim to have against any of them as a result of your employment and/or separation from employment, excluding breach of this Agreement by the Company. You agree not to file a lawsuit to assert such claims. This includes, but is not limited to:

                 (a) claims concerning your employment and/or separation therefrom;

                 (b) claims arising under federal, state, or local laws prohibiting employment discrimination such as, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (for all claims arising through the date you sign this Agreement), the Americans with Disabilities Act, the Equal Pay Act, the Texas Commission on Human Rights Act, and the Family and Medical Leave Act, and their amendments and all comparable Federal, state and local laws;

                 (c) claims for breach of contract, excluding breach of this Agreement by the Company;

                 (d) claims for personal injury, harm, or damages (whether intentional or unintentional);
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Robert C. Irvine
July 17, 1996
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                 (e)      claims arising out of any legal restrictions on the
                          Company's right to terminate its employees;

                 (f) claims arising under the Employee Retirement Income Security Act of 1974, as amended; and

                 (g) claims for salary, vacation pay, sick pay, bonus, severance pay, future pay, compensation of any kind, retirement, health insurance, long-term disability, AD&D, life insurance, or any other employee benefit.

         9. You agree that until the Final Payment Date you will provide a reasonable amount of your time to the Company, at no charge, to discuss issues with and answer questions from officers and directors of the Company with respect to anything related to the document management services business, with reasonable notice and at such reasonable times as the Company may request.

         10. You agree to keep the terms of this Agreement wholly confidential and not to disclose the terms to anyone except your spouse, attorney, or accountant and except as required by law unless you obtain the prior written consent of the Company. Should you violate the terms of this provision or any other provisions in this Agreement, you understand and agree that in addition to any other remedies available to the Company, the Company's duty to pay any payments under Section 2 shall immediately cease, but all other provisions in this Agreement shall continue in full force and effect. The Company agrees to keep the terms of this Agreement wholly confidential and not discuss the terms with anyone except as may be provided by law or because of reasonable business requirements.

         11.     (a)      You agree that, except as required by law, from the
Separation Date, and continuing thereafter, you shall not make use of or disclose, directly, or indirectly, any confidential information obtained by you while in the employ of the Company with respect to the Company's business, products, services, systems, organization, business plans, financial data, marketing plans, suppliers, customers, pricing, rates, employment practices, trade secrets, or proprietary information. You recognize and agree that the protection of this confidential business information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position.

                 (b) You further agree not to solicit the Company's employees to leave the Company's employ.
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Robert C. Irvine
July 17, 1996
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                 (c)      In addition, you agree not to induce, encourage,
assist, solicit, or entice, directly or indirectly, any person(s) or entity(ies) in any meeting or discussion, whether oral or written, to take any adverse action against, or to institute or participate in, any proceeding against the Company and also agree not to participate yourself in any such proceeding unless required by law to do so.

                 (d)      In consideration for the separation pay provided in
Section 2 above, as a means to aid in the performance and enforcement of the terms of this Section 10, and to protect the good will of the Company, you agree that for a period of two years following the Separation Date, you will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity that is primarily engaged in the business of providing document management services. Any alleged breach of other provisions of this Agreement asserted by you will not be a defense to claims arising from the Company's enforcement of the provisions of this paragraph. Should you violate the provisions of this paragraph, then the period of time for this covenant shall automatically be extended for the period of time from which you began such violation until you permanently cease such violation. You agree that you continue to be bound by the Non-Competition Agreement in your Employment Agreement, Section 3 and its subparts, dated as of January 26, 1996. Passive investments in a document management service company through a mutual fund or stock investment will not be deemed a violation of the non-compete, provided that you do not or will not for a period of two years from the Separation Date beneficially own more than 3% of the capital stock of a competing business whose stock is traded on a national securities exchange or over the counter.

                 (e) The Company shall announce the separation of your employment relationship with the Company by issuing a press release which shall state that you will be leaving to pursue other business interests.

                 (f) You agree that you will not engage in any conduct that is injurious to the Company or any of its successors, affiliates, employees, officers, directors, franchisees, franchise operations, stockholders, partners, assigns or agents, including but not limited to disparaging (or encouraging others to disparage). For purposes of this Separation Agreement, the term "disparage" includes, without limitation, comments or statements to the press, to past, present and/or future employees of the Company or to any individual or entity with whom the Company has a business relationship that would adversely affect in any manner (i) the conduct of the business of the Company or (ii) the reputation of the Company or any of its employees, owners, officers or directors.
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Robert C. Irvine
July 17, 1996
Page 6




         12. You agree not to seek re-employment or future employment with the Company.

         13. You acknowledge and agree that you have the right to discuss all aspects of this Agreement with a private attorney, have been encouraged to do so by the Company, and have done so to the extent you desire. Further, you understand that you have twenty-one (21) days to sign this Agreement after receipt of it in order to consider all of its terms fully and if you elect to execute this Agreement prior thereto, you hereby waive the remainder of such period. This Agreement may be revoked by you in writing to the Company within seven (7) days after you sign it, and it shall not become effective or enforceable until the revocation period has expired. If you do not agree with and sign this Agreement within twenty-one (21) days after receipt of this Agreement, this Agreement is automatically withdrawn and is null and void.

         14. This Agreement is binding on you and your representatives, heirs, and assigns and on the Company and its successors and assigns.

         15. This Agreement contains all of the terms, provisions, and understandings between the Company and you. No modification of this Agreement can be made except in writing and signed by both parties.

         16. This Agreement shall be governed by and interpreted under the laws of the State of Texas, without regard to conflict of laws.

         17. The Company is not aware of any claim that it has against you at this time.

         18. Any dispute or controversy arising under or related to this Separation Agreement is subject to arbitration as provided in Section 16 of your Employment Agreement.

         19. This Separation Agreement is a legal document. You represent and agree that you have thoroughly and carefully read this Agreement in its entirety, that you have had a reasonable time to consider its terms, that you fully understand all of its terms, and that you have not relied upon any representations or statements, whether written or oral, not set forth in this Agreement.
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Robert C. Irvine
July 17, 1996
Page 7




         If the foregoing accurately reflects all of the terms of our agreement, please sign and date in the space provided.


                                        Sincerely,

                                        F.Y.I. INCORPORATED


                                        By:   /s/ ED H. BOWMAN, JR.
                                           -----------------------------------
                                           Title: Chief Executive Officer and
                                                  President


AGREED TO AND ACCEPTED this 22nd day of July, 1996.

                                        /s/ ROBERT C. IRVINE
                                        --------------------------------------
                                            Robert C. Irvine